Exhibit 99.2

Contact:	Mark A. Kopser
Executive Vice President and Chief Financial Officer
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL ANNOUNCES

PROPOSED REFINANCING AND

PROPOSED SPIN-OUT OF ITS U.K. SUBSIDIARIES

Dallas, Texas (March 1, 2012) – United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced its intention to pursue a refinancing of its outstanding senior secured credit facility and senior subordinated notes.

In April 2007, USPI entered into $630 million of senior secured credit facilities, comprised of $530 million of term loan facilities and a $100 million revolving facility, and issued $440 million in senior subordinated notes, comprised of $240 million of 8 7/8% senior subordinated notes due 2017 and $200 million of 9 1/4%/10% senior subordinated toggle notes due 2017. As of December 31, 2011, the Company had $503.2 of term loans, $16.0 million of revolving loans and $1.6 million of letters of credit outstanding under the senior secured credit facilities and $437.5 million of outstanding senior subordinated notes. USPI expects to amend the senior secured credit facilities to, among other things, extend the maturity of the existing revolving facility and a portion of the outstanding term loans, to issue additional term loans under the senior secured credit facilities, and to issue new unsecured senior notes.

The net proceeds of the senior secured credit facilities and senior notes, together with cash on hand, will be used to repay the existing notes and to pay a special dividend to its equity holders of approximately $270.0 million in the aggregate. Subject to market and other conditions, USPI intends to complete the refinancing within 60 days.

Substantially concurrent with the refinancing, USPI plans to distribute the stock of its subsidiaries in the United Kingdom (U.K.) to USPI’s equity holders in order to separate its domestic and U.K. businesses. If the spin-out of the U.K. subsidiaries is consummated, the U.K. business will be a stand-alone company and USPI will have no further economic interest in the business operated in the U.K other than certain amounts due to USPI pursuant to a transition services agreement.

USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 207 surgical facilities. Of the Company’s 201 domestic facilities, 139 are jointly owned with not-for-profit healthcare systems. The Company also operates six facilities in the United Kingdom.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. USPI plans to offer the new notes in reliance upon an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), for an

United Surgical Partners International Announces Proposed Refinancing and Proposed Spin-Out of its U.K. Subsidiaries

March 1, 2012

offer and sale of securities that does not involve a public offering. The new notes expected to be offered have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements of the Securities Act and other applicable securities laws.

Certain statements contained in this press release, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “continues,” “will,” “may,” “should,” “estimates,” “intends,” “plans” and similar expressions, and statements regarding the Company’s business strategy and plans, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There is risk and uncertainty regarding whether the Company will be able to consummate the proposed refinancing on terms that are satisfactory to the Company or at all, whether the Company will pay any dividends to its equity holders and whether the Company will effect a spin-out of its subsidiaries in the United Kingdom. Material factors are outside the Company’s control. For example, the Company may be unable to negotiate the terms of the potential refinancing with its lenders; the Company may not be able to fund dividends with cash on hand or at all; and the board of directors may not be willing to approve any dividend or the U.K. spin-out. Other factors include risks and uncertainties associated with changes in general economic and financial market conditions, the general availability of credit, the volume of trading activities, the overall availability of credit to the healthcare industry, the Company’s credit ratings and credit capacity, the possibility that the Company’s stockholders, financial advisors or lenders could develop a negative perception of its long-or-short-term financial prospects if the level of its business activities decreases due to a market downturn, negative actions taken by regulatory authorities or rating organizations, and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

You should not rely upon forward-looking statements as predictions of future events. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In that respect, the Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

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